Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Recovery Energy, Inc. of our report dated April 17, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Recovery Energy, Inc. for the year ended December 31, 2012.

/s/ Hein & Associates LLP

Denver, Colorado
July 19, 2013